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MATERIAL CHANGE REPORT

Section 75(2) of the Securities Act (Ontario)
Section 85(1)(b) of the Securities Act (British Columbia)
Section 146(1)(b) of the Securities Act (Alberta)
Section 84(1)(b) of The Securities Act, 1988 (Saskatchewan)
Section 81(2) of the Securities Act (Nova Scotia)
Section 76(2) of the Securities Act (Newfoundland)

1.	Reporting Issuer
The Thomson Corporation ("Thomson") 66 Wellington Street West Suite 2706 Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, ON M5K 1A1
2.	Date of Material Change
November 18, 2002
3.	Press Release
A press release was issued by Thomson on November 18, 2002 through PR Newswire.
4.	Summary of Material Change

On November 18, 2002 Thomson announced a series of senior executive appointments. David H. Shaffer has been named CEO of Thomson Financial replacing Patrick Tierney who will be leaving Thomson at the end of the year. Ronald H. Schlosser has been named President and CEO of Thomson Learning and Robert C. Cullen has been named President and CEO of Thomson Scientific & Healthcare.
5.	Full Description of Material Change
See the press release attached as Schedule A.
6.	Reliance on Confidentiality Provisions of Securities Legislation
Not applicable.
7.	Omitted Information
No significant facts remain confidential in, and no information has been omitted from, this report.

8.	Senior Officers
For further information please contact Deirdre Stanley, Senior Vice President, General Counsel and Secretary, at (203) 969-8756 who is knowledgeable about the material change and this report.
9.	Statement of Senior Officer
The foregoing accurately discloses the material change referred to herein.

        This material change report includes forward-looking statements, which are based on certain assumptions and reflect the Corporation's current expectations. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the factors that could cause actual results to differ materially from current expectations are: actions of our competitors; failure of our significant investments in technology to increase our revenue or decrease our operating costs; failure to fully derive anticipated benefits from our acquisitions; failure to develop additional products and services to meet our customers' need, attract new customers or expand into new geographic markets; failure to meet the special challenges involved in expansion of our operations outside North America; failure to recruit and retain high quality management and key employees; consolidation or our customers; increased self-sufficiency of our customers; increased accessibility to free or relatively inexpensive information sources; failure to maintain the availability of information obtained through licensing arrangements and changes in the terms of our licensing arrangements; changes in the general global economic conditions; inadequate protection of our intellectual property rights; an increase in our effective income tax rate; impairment loss affecting our goodwill and identifiable intangible assets recorded on our balance sheet; and failures or disruptions of our electronic delivery systems or the Internet. Additional factors are discussed in the Corporation's materials filed with the securities regulatory authorities in Canada and the United States from time to time. The Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DATED at Stamford, Connecticut, this 21st day of November, 2002.

"Deirdre Stanley" Deirdre Stanley Senior Vice President, General Counsel and Secretary The Thomson Corporation

The Thomson Corporation Metro Center, One Station Place Stamford, CT 06902	Schedule A
Tel (203) 969-8700 Fax (203) 977-8354 www.thomson.com
News Release
Investor Contact:		Media Contact:
John Kechejian		Jason Stewart
Vice President, Investor Relations		Director, Public Relations
(203) 328-9470		(203) 328-8339
john.kechejian@thomson.com		jason.stewart@thomson.com

For Immediate Release

THOMSON ANNOUNCES SENIOR EXECUTIVE APPOINTMENTS

STAMFORD, Conn. and TORONTO, November 18, 2002 — The Thomson Corporation (TSX: TOC; NYSE: TOC) today announced a series of senior executive appointments. David H. Shaffer, currently president and CEO of Thomson Learning, has been named CEO of Thomson Financial, replacing Patrick J. Tierney, who will be leaving the corporation at the end of the year. Ronald H. Schlosser, president and CEO, Thomson Scientific & Healthcare, has been named president and CEO of Thomson Learning and Robert C. Cullen, president and CEO, Thomson Learning International, has been named president and CEO of Thomson Scientific & Healthcare. Each appointed executive will report directly to Richard J. Harrington, president and CEO of The Thomson Corporation.

        "I am very pleased to announce these appointments. Dave, Ron and Bob, together with Brian Hall in our Legal and Regulatory group, are talented executives who are committed to the Thomson growth strategy," said Harrington. "I am confident they will provide the leadership and foresight to advance our position as the leading global provider of integrated information solutions."

        Mr. Shaffer, who will be leading Thomson Financial, is an executive vice president of the corporation and sits on its board of directors. At Thomson Learning, he led the successful integration of select Harcourt publishing assets following the acquisition last year. Those efforts have resulted in record revenue and profit growth for the Learning group. Prior to leading Thomson Learning, Mr. Shaffer served in the role of chief operating officer of the corporation where he was integrally involved in the development of long-term strategy for Thomson, as well as the planning and execution of key acquisitions across the organization. In conjunction with this appointment, Sharon Rowlands, currently chief operating officer of Thomson Financial, is assuming expanded responsibilities and has been named president and COO of the group.

-more-

Thomson Announces Senior Executive Appointments
November 18, 2002

        "A major strength of Thomson is our executive development and depth of management talent," said Harrington. "We are indeed fortunate to place a seasoned executive of Dave's caliber, with cross-market group experience and proven management expertise, in this critical leadership role. I am confident that Dave, Sharon and the dynamic team at Thomson Financial, will continue to successfully develop high quality value-added solutions for the global financial community, while further consolidating technical platforms and executing on leveraging initiatives."

        Ronald H. Schlosser, president and CEO, Thomson Scientific & Healthcare, will replace Mr. Shaffer as president and CEO of Thomson Learning. Mr. Schlosser joined Thomson in 1995, and was named head of the Scientific & Healthcare group in 1999. Mr. Schlosser has a broad-based senior management background, including extensive experience migrating print products to integrated electronic information solutions, which helped drive growth in the Scientific & Healthcare group over the last three years. Ronald G. Dunn, president and CEO of the Academic Group, will take on the added role of managing the international Learning business and will report to Mr. Schlosser.

        Robert C. Cullen, president and CEO, Thomson Learning International, has been named president and CEO of Thomson Scientific & Healthcare. Mr. Cullen has been with Thomson for 18 years and was the key architect in building the international Learning business for Thomson, including significantly increasing revenue and operating income for the international group and expanding into global e-Learning with the launch of Universitas 21 Global.

        Mr. Tierney, who announced his intention to leave the company for personal reasons, will remain until year-end and will assist with an orderly transition.

        "During his tenure, Pat helped us build Thomson Financial into one of the top information and solutions providers in the industry today," continued Harrington. "Under his leadership, we significantly increased the scale and scope of our Thomson Financial business, and began the development of sophisticated suites of new products offerings — combining high quality data feeds with state of the art technology, analytical tools and applications — to provide fully integrated offerings for financial professionals. In addition, Pat was critical in managing Thomson Financial through its darkest period on September 11, 2001. We thank him for his efforts on behalf of Thomson and wish him well in his future endeavors."

-more-

Thomson Announces Senior Executive Appointments
November 18, 2002

        "I am proud of what we have accomplished at Thomson Financial," Tierney said. "I have every confidence in the business, the products and the people. We have built a strong management team, we have a sound strategy, and the business has great momentum. I know the organization will continue on this path of success and excel and grow well into the future."

        Note to Editors: Bios for David H. Shaffer, Ronald H. Schlosser, Robert C. Cullen, Sharon Rowlands, and Ronald G. Dunn can be found by viewing the press release in the Press Room of the Thomson website at www.thomson.com.

        Note: The Thomson Corporation will webcast a discussion of this announcement beginning at 10:30 am EST today. To participate in the webcast, please visit www.thomson.com and click on the "Investors" tab located at the top of the page.

The Thomson Corporation

        The Thomson Corporation, with 2001 revenues of $7.2 billion, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software tools and applications to more than 20 million users in the fields of law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. The Corporation's common shares are listed on the Toronto and New York stock exchanges (TSX: TOC; NYSE: TOC).

        This news release includes forward-looking statements, which are based on certain assumptions and reflect the Corporation's current expectations. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the factors that could cause actual results to differ materially from current expectations are: actions of our competitors; failure of our significant investments in technology to increase our revenues or decrease our operating costs; failure to fully derive anticipated benefits from our acquisitions; failure to develop additional products and services to meet our customers' needs, attract new customers or expand into new geographic markets; failure to meet the special challenges involved in expansion of our operations outside North America; failure to recruit and retain high quality management and key employees; consolidation of our customers; increased self-sufficiency of our customers; increased accessibility to free or relatively inexpensive information sources; failure to maintain the availability of information obtained through licensing arrangements and changes in the terms of our licensing arrangements; changes in the general global economic conditions; inadequate protection of our intellectual property rights; an increase in our effective income tax rate; impairment loss affecting our goodwill and identifiable intangible assets recorded on our balance sheet; and failures or disruptions of our electronic delivery systems or the Internet. Additional factors are discussed in the Corporation's materials filed with the securities regulatory authorities in Canada and the United States from time to time. The Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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